Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Equity Office Properties Trust and EOP Operating Limited Partnership for the registration of $3.0 billion of debt securities and warrants of EOP Operating Limited Partnership and the related guarantee of Equity Office Properties Trust and to the incorporation by reference therein of our reports dated February 5, 2001, except for Note 25, as to which the date is February 23, 2001, with respect to the consolidated financial statements and schedules of both Equity Office Properties Trust and EOP Operating Limited Partnership included in their respective Annual Reports on Form 10-K for the year ended December 31, 2000, both filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Chicago, Illinois April 11, 2001